Exhibit (j) under Form N-1A
                                             Exhibit 23 under Item 601/ Reg. S-K


   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 63 to the Registration Statement (Form N-1A, No. 33-20673) of MTB Group of Funds and to the incorporation by reference of our report dated February 7, 2005 on MTB Large Cap Growth Fund II, MTB Large Cap Value Fund II, and MTB Managed Allocation Fund-Moderate Growth II (three of the portfolios constituting MTB Group of Funds) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2004.



                                                               ERNST & YOUNG LLP


Boston, Massachusetts
April 25, 2005